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                                                                  Exhibit 3.1(1)

              EIGHTH AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                               ALSIUS CORPORATION

     The undersigned, William Worthen and Ethan Feffer, hereby certify that:

     A. They are the President and the Secretary, respectively, of Alsius Corporation, a California corporation.

     B. The Seventh Amended and Restated Articles of Incorporation of this corporation filed with the California Secretary of State on May 14, 2004, are amended and restated in their entirety to read as follows:

                                   ARTICLE I

     The name of this corporation is Alsius Corporation.

                                   ARTICLE II

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

     This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is 27,350,447 shares, without par value, of which 16,000,000 shares are Common Stock and 11,350,447 shares are Preferred Stock, of which 718 shares shall be designated Series A Preferred Stock, 148 shares shall be designated Series B Preferred Stock, 1,582,546 shares shall be designated Series C-D Preferred Stock, 1,422,435 shares shall be designated Series E Preferred Stock and 8,344,600 shares shall be designated Series F Preferred Stock.

     At the time these Eighth Amended and Restated Articles of Incorporation (these "Articles") shall become effective, the following issued and outstanding series of Preferred Stock at such time shall be, and hereby are, changed and reclassified as follows (the "Stock Exchange"):

     1. Each share of Series C-1 Preferred Stock shall be changed and reclassified into fifty (50) fully paid and non-assessable shares of Series C-D Preferred Stock.

     2. Each share of Series C-2 Preferred Stock shall be changed and reclassified into sixty five (65) fully paid and non-assessable shares of Series C-D Preferred Stock.

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     3. Each share of Series D Preferred Stock shall be changed and reclassified into seventy seven and one-half (77.5) fully paid and non-assessable shares of Series C-D Preferred Stock.

     4. Each share of Series E Preferred Stock shall be changed and reclassified into sixty nine (69) fully paid and non-assessable shares of Series E Preferred Stock.

     The per share Conversion Values (as hereinafter defined), Conversion Prices (as hereinafter defined), dividend and liquidation amounts of the Series C-D and Series E Preferred Stock as stated herein reflect the Stock Exchange and no further adjustments shall be made to such figures to reflect the Stock Exchange. Any provisions hereinafter in these Articles that require adjustments for stock dividends, combinations, splits, recapitalizations or other events refer to such events that may occur after the Stock Exchange. Each outstanding stock certificate of the corporation which, immediately prior to the time these Articles shall become effective, representing one or more shares of Series C-1, Series C-2, Series D and Series E Preferred Stock, as the case may be, shall thereafter be deemed to represent the appropriate number of shares of Series C-D and Series E Preferred Stock, as the case may be, taking into account the Stock Exchange, unless and until such old stock certificate is exchanged for a new stock certificate reflecting the appropriate number of shares resulting from the Stock Exchange. In lieu of issuing fractional shares, any fractional shares resulting from the Stock Exchange shall be eliminated by the corporation's paying the holder of such fractional share cash in an amount equal to such fraction multiplied by the fair value. From and after the effective time of the Stock Exchange any fractional shares resulting from the Stock Exchange will be automatically deemed cancelled and will represent only the right to receive such cash payment.

     The board of directors of the corporation is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or series thereof in certificates of determination or in these articles of incorporation ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with or senior to (including, without limitation, with respect to dividend preferences, liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent) any of those of any present or future class or series of Preferred Stock or Common Stock. Subject to compliance with applicable Protective Provisions, the board of directors of the corporation is also authorized to increase or decrease the number of shares of any series of Preferred Stock prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall assume the status of authorized but undesignated Preferred Stock whose rights may later be fixed by the board of directors pursuant to this paragraph.


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                                   ARTICLE IV

     The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock, the Preferred Stock and the holders thereof are as follows:

     1. Dividends.

          (a) The holders of Series F Preferred Stock shall be entitled, when and if declared by the board of directors of the corporation, to receive dividends out of assets of the corporation legally available therefor at the rate of $0.25 per share per annum (as adjusted for any stock dividends, combinations, splits or recapitalizations with respect to such shares) (the "Series F Dividend"). The Series F Dividend shall be payable in preference and prior to any payment of any dividend on the Common Stock or on the Series A, Series B, Series C-D and Series E Preferred Stock of the corporation.

          (b) Thereafter, the holders of Series A, Series B, Series C-D and Series E Preferred Stock shall be entitled, when and if declared by the board of directors of the corporation, to receive dividends out of assets of the corporation legally available therefor at the rate of $8.75, $40.00, $0.80 and $1.20 per share per annum, respectively (as adjusted for any stock dividends, combinations, splits or recapitalizations with respect to such shares) (the "Junior Preferred Dividend"); provided, however, that no Junior Preferred Dividend may be declared or paid on any shares of Series A, Series B, Series C-D and Series E Preferred Stock unless at the same time the Series F Dividend is first declared and paid on all outstanding shares of Series F Preferred Stock. The Junior Preferred Dividend shall be payable in preference and prior to any payment of any dividend on the Common Stock of the corporation. Each share of Series A, Series B, Series C-D, and Series E Preferred Stock shall rank on a parity with each other share of such series of Preferred Stock, irrespective of series, with respect to the Junior Preferred Dividend, and no dividends shall be declared or paid or set apart for payment on the Series A, Series B, Series C-D or Series E Preferred Stock unless at the same time a dividend, bearing the same proportion to the applicable dividend rate, shall also be declared or paid or set apart for payment, as the case may be, on each other such series of Preferred Stock then outstanding.

          (c) Thereafter, subject to the rights of any series of Preferred Stock which may from time to time come into existence, the holders of Common Stock and Series A, Series B, Series C-D, Series E and Series F Preferred Stock shall be entitled, when and if declared by the board of directors of the corporation, to receive dividends out of assets of the corporation legally available therefor; provided, however, that no such dividend may be declared or paid on any shares of Common Stock or Series A, Series B, Series C-D, Series E and Series F Preferred Stock unless at the same time an equivalent dividend is declared or paid on all outstanding shares of Common Stock and each such series of Preferred Stock; and provided, further, that the dividend on any such series of Preferred Stock under this Paragraph 1(c) shall be payable at the same rate per share as would be payable on the shares of Common Stock or other securities into which such series of Preferred Stock is convertible immediately prior to the record date of such dividend.

          (d) The right to receive dividends on shares of the Common Stock and Series A, Series B, Series C-D, Series E and Series F Preferred Stock shall not be cumulative,


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and no right shall accrue to holders of Common Stock or any such series of
Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior period.

     2. Liquidation Preference.

          (a) Preferential Distributions. In the event of any liquidation, dissolution or winding up of the corporation, either voluntarily or involuntarily:

               (i) The holders of Series F Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Common Stock, Series A, Series B, Series C-D and Series E Preferred Stock by reason of their ownership thereof, an amount equal to $6.00 per share (as adjusted for any stock dividends, combinations or splits or recapitalizations with respect to such shares), plus a further amount equal to any dividends declared but unpaid on such shares of Series F Preferred Stock. Subject to the rights of any series of Preferred Stock which may from time to time come into existence, if upon such liquidation, dissolution or winding up of the corporation, the assets and surplus funds of the corporation are insufficient to provide for the cash payment described in this Paragraph 2(a)(i) to the holders of Series F Preferred Stock, all such assets of the corporation as are legally available for distribution shall be paid to the holders of the Series F Preferred Stock on a pro rata basis in proportion to the number of such shares owned by each such holder;

               (ii) Thereafter, the holders of Series A, Series B, Series C-D, Series E and Series F Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Common Stock by reason of their ownership thereof, an amount equal to $112.50, $500.00, $10.00, $15.00 and $3.00 per share, respectively (as adjusted for any stock dividends, combinations or splits or recapitalizations with respect to such shares), plus a further amount equal to any dividends declared but unpaid on such shares of Preferred Stock. Subject to the rights of any series of Preferred Stock which may from time to time come into existence, if upon such liquidation, dissolution or winding up of the corporation, the assets and surplus funds of the corporation are insufficient to provide for the cash payment described in this Paragraph 2(a)(ii) to the holders of Series A, Series B, Series C-D, Series E and Series F Preferred Stock, all such assets and surplus funds of the corporation as are legally available for distribution shall be paid to the holders of such Preferred Stock on a pro rata basis in proportion to the product of the liquidation preference of each such share and the number of such shares owned by each such holder.

          (b) Distributions to Common Stock, Series C-D, Series E and Series F Preferred Stock. Subject to the rights of any series of Preferred Stock which may from time to time come into existence, after the payment or setting apart of payment to the holders of the Series A, Series B, Series C-D, Series E and Series F Preferred Stock of the preferential amounts so payable to them pursuant to Paragraph 2(a) above, the holders of Common Stock and the holders of Series C-D, Series E and Series F Preferred Stock shall be entitled to receive the remaining assets of the corporation pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series C-D, Series E and Series F Preferred Stock).

          (c) Consolidation or Merger. For purposes of this Paragraph 2, (i) any acquisition of the corporation, in a single transaction or series of related transactions, by means


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of a merger or other form of corporate reorganization in which the shareholders of the corporation immediately prior to such transaction or series of related transactions, do not own a majority of the voting securities of the surviving corporation, and (ii) a sale or other disposition of all or substantially all of the assets of the corporation, whether in one transaction or a series of related transactions, shall be treated as a liquidation, dissolution or winding up of the corporation and shall entitle the holders of Series A, Series B, Series C-D, Series E and Series F Preferred Stock, and the holders of Common Stock, to receive cash, securities or other property as specified in Paragraphs 2(a) and
(b) above.

          (d) Noncash Distributions. If any of the assets of the corporation are to be distributed other than in cash under this Paragraph 2 or for any purpose, then the board of directors of the corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Series A, Series B, Series C-D, Series E and Series F Preferred Stock. The corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of such series of Preferred Stock of the appraiser's valuation.

          (e) Repurchase of Shares. In connection with repurchases by this corporation of its Common Stock, pursuant to its agreements with certain of the holders thereof, Sections 502 and 503 of the California General Corporation Law shall not apply in all or in part with respect to such repurchases.

     3. Conversion. The holders of the Series A, Series B, Series C-D, Series E and Series F Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a) Right To Convert. Each share of Series A, Series B, Series C-D, Series E and Series F Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for such Preferred Stock. Each share of each such series of Preferred Stock shall be convertible into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Conversion Price (as hereinafter defined) per share in effect for such series at the time of conversion into the per share Conversion Value (as hereinafter defined) of such series. The initial "Conversion Price" per share of Series A, Series B, Series C-D, Series E and Series F Preferred Stock, shall be $3.00, and the per share "Conversion Value" of Series A, Series B, Series C-D, Series E and Series F Preferred Stock shall be $3.00. The Conversion Price of each such series shall be subject to adjustment from time to time as provided in this Paragraph 3. The number of shares of Common Stock into which any such series of Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate" of such series.

          (b) Automatic Conversion. Each share of Series A, Series B, Series C-D, Series E and Series F Preferred Stock shall automatically be converted into shares of Common Stock at its then effective Conversion Rate immediately upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), other than a registration relating solely to a transaction under Rule 145 under such Act or to an employee benefit plan of the corporation, the aggregate gross proceeds to the corporation of which exceed $20,000,000 and the per share price to the public of which, prior to deduction of underwriting commissions and offering expenses, is at least $15.00


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(adjusted for any stock splits, stock dividends or recapitalizations after the date hereof). Each share of Series A, Series B, Series C-D, Series E and Series F Preferred Stock shall automatically be converted into shares of Common Stock at its then effective Conversion Rate immediately upon the date specified by written consent or agreement of the holders of sixty-three percent (63%) of the then outstanding shares of Preferred Stock, voting together as a single class in order to convert all shares of Preferred Stock.

          (c) Mechanics of Conversion.

               (i) Before any holder of Series A, Series B, Series C-D, Series E and Series F Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such Preferred Stock and shall give written notice to the corporation at such office that he elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Paragraph 3(b) above, in which case such Preferred Stock shall be converted automatically without any further action by the holders thereof). The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately before the close of business on the date of such surrender of the shares of Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to Paragraph 3(b) such conversion shall be deemed to have been made immediately before the closing of the offering or upon the date specified by the written consent or agreement referred to in Paragraph 3(b)), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such time.

               (ii) If the conversion is in connection with an underwritten public offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series A, Series B, Series C-D, Series E or Series F Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

          (d) Fractional Shares. In lieu of any fractional shares to which the holder of Series A, Series B, Series C-D, Series E or Series F Preferred Stock would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the board of directors of the corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of such Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          (e) Adjustment of Conversion Price. The Conversion Price of Series A, Series B, Series C-D, Series E and Series F Preferred Stock shall be subject to adjustment from time to time as follows:


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               (i) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of the Series A, Series B, Series C-D, Series E and Series F Preferred Stock shall be increased in proportion to such increase of outstanding shares.

               (ii) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination or consolidation of the outstanding shares of Common Stock, then, on the effective date of such combination or consolidation, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of the Series A, Series B, Series C-D, Series E and Series F Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

               (iii) In case the corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock for which the Conversion Price has been adjusted pursuant to Paragraph 3(e)(i) above), stock or other securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of Series A, Series B, Series C-D, Series E and Series F Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such Preferred Stock is then convertible.

               (iv) In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the corporation (other than as a result of a stock dividend or subdivision, split up or combination of shares), or the consolidation or merger of the corporation with or into another person (other than a consolidation or merger in which the corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the corporation, the shares of Series A, Series B, Series C-D, Series E and Series F Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition he had converted his shares of such Preferred Stock into Common Stock. The provisions of this clause (iv) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

               (v) All calculations under this Paragraph 3(e) shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.


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          (f) Additional Adjustments to Series C-D, Series E and Series F
Conversion Price.

               (i) Special Definitions. For purposes of Paragraph 3(f), the following definitions apply:

                    (A) "Options" shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

                    (B) "Original Issue Date" shall mean the date on which a share of Series C-D, Series E or Series F Preferred Stock was first issued.

                    (C) "Convertible Securities" shall mean any evidences of indebtedness, shares (other than Common Stock and Series A, Series B, Series C-D, Series E and Series F Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                    (D) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Paragraph 3(f)(iii), deemed to be issued) by the corporation after the Original Issue Date, other than shares of Common Stock (or warrants or options to purchase Common Stock) issued or issuable:

                         (1) Upon conversion of shares of Series A, Series B,
Series C-D, Series E or Series F Preferred Stock;

                         (2) To employees, directors, consultants or advisors
under stock option, stock bonus or stock purchase plans or agreements or similar plans or agreements approved by the board of directors of the corporation or an authorized committee thereof; provided, however, that this Paragraph 3(f)(i)(D)(2) shall only apply to an aggregate of 2,100,000 shares (as adjusted for any stock dividends, combinations or splits and net of any repurchases of shares or cancellations or expirations of options) issued (or deemed to be issued) to such employees, directors, consultants or advisors whether prior or subsequent to the sale of Preferred Stock;

                         (3) As a dividend or distribution on Series A, Series
B, Series C-D, Series E and Series F Preferred Stock; or

                         (4) For which adjustment of the Series C-D, Series E or
Series F Preferred Stock Conversion Rate, respectively, is made pursuant to Paragraph 3(e).

               (ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price for Series C-D, Series E or Series F Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Paragraph 3(f)(v) below) for an Additional Share of Common Stock issued or deemed to be issued by the corporation would be less than the Conversion Price for such series in effect on the date of, and immediately prior to, such issue (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Preferred Stock).


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               (iii) Deemed Issue of Additional Shares of Common Stock. In the
event the corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                    (A) No further adjustments in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                    (B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                    (C) Upon the expiration of any such Options or the termination of any rights of conversion or exchange under such Convertible Securities that shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                         (1) In the case of Convertible Securities or Options
for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue of all such Convertible Securities, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange; and

                         (2) In the case of Options for Convertible Securities
only the Additional Shares of Common Stock, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation (determined


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pursuant to Paragraph 3(f)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised.

                    (D) No readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the Conversion Price on the original adjustment date (before the adjustment was made).

                    (E) In the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of each of such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above.

                    (F) If any such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and shall instead be made on the actual date of issuance, if any.

               (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the corporation, at any time after the Original Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Paragraph 3(f)(iii)) without consideration or for a consideration per share less than the Conversion Price for the Series C-D, Series E or Series F Preferred Stock, respectively, in effect on the date of and immediately prior to such issue, then the Conversion Price for each series shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price for such series by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect for such series immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue (A) shall be calculated as if all shares of Series A, Series B, Series C-D, Series E and Series F Preferred Stock had been fully converted into shares of Common Stock immediately prior to such issuance and (B) shall not include shares deemed to be issued as a result of any adjustment in Conversion Price resulting from the issuance of the Additional Shares.

               (v) Determination of Consideration. For purposes of this Paragraph 3(f), the consideration received by the corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                    (A) Cash and Property. Such consideration shall:

                         (1) Insofar as it consists of cash, be computed at the
aggregate amount of cash received by the corporation;


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                         (2) Insofar as it consists of property other than cash,
be computed at the fair value thereof at the time of such issue, as determined in good faith by the board of directors of the corporation; and

                         (3) In the event Additional Shares of Common Stock are
issued together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the board of directors.

                    (B) Options and Convertible Securities. The consideration per share received by the corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Paragraph 3(f)(iii), relating to Options and Convertible Securities shall be determined by dividing:

                         (1) The total amount, if any, received or receivable by
the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                         (2) The maximum number of shares of Common Stock (as
set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

               (vi) Calculations; No Adjustments. All calculations under this Paragraph 3(f) shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be. Notwithstanding anything else set forth herein, no adjustments shall be made to the Series A or Series B Preferred Stock Conversion Price pursuant to this Paragraph 3(f).

          (g) Minimal Adjustments. No adjustment in the Conversion Price need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

          (h) No Impairment. The corporation will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Paragraph 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A, Series B, Series C-D, Series E and Series F Preferred Stock against impairment. This provision shall not restrict the corporation's right to amend its Articles of Incorporation with the requisite shareholder consent.

          (i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Paragraph 3, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A, Series B, Series C-D, Series E and Series F Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon written request at any time of any holder of such Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Stock.

          (j) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the corporation shall mail to each holder of Series A, Series B, Series C-D, Series E and Series F Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

          (k) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A, Series B, Series C-D, Series E and Series F Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (l) Notices. Any notice required by the provisions of this Paragraph 3 to be given to the holder of shares of Series A, Series B, Series C-D, Series E and Series F Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

          (m) Issue Taxes. The corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A, Series B, Series C-D, Series E and Series F Preferred Stock pursuant hereto; provided, however, that the corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

     4. Voting Rights.

          (a) General Voting Rights. Except as otherwise required by law or as set forth herein, the holder of each share of Common Stock issued and outstanding shall have one vote for each share of Common Stock held by such holder, and the holder of each share of Series A, Series B, Series C-D, Series E and Series F Preferred Stock issued and outstanding shall be entitled to the number of votes equal to the number of shares of Common Stock into which each such share of Preferred Stock could be converted on the record date for the vote (or if no record date is established, at the date such vote is taken or any written consent of the shareholders is solicited) or consent of shareholders and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Common Stock and Series A, Series B, Series C-D, Series E and Series F Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the corporation and each such series of Preferred Stock shall vote with holders of the Common Stock and not counted separately as a class, except with respect to those matters required by law to be submitted to a class vote and except as otherwise set forth herein. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series A, Series B, Series C-D, Series E and Series F Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).

          (b) Designation of Directors.

               (i) The board of directors of the corporation shall consist of eight (8) members, and the holders of Common Stock and Preferred Stock will have the following rights to elect members of the board of directors: (A) the holders of the Series F Preferred Stock shall be entitled, as a group voting as a separate class (the "Series F Preferred Class") to elect four (4) members of the board of directors of the corporation (the "Series F Directors"); (B) subject to the rights of any series of Preferred Stock which may from time to time come into existence, the Preferred Class shall be entitled to elect two (2) members of the board of directors of the corporation; and (C) all members of the board of directors not required to be elected by the holders of the Series F Preferred Class or the Preferred Class voting separately, shall be elected by the holders of the Common Stock and the holders of Series A, Series B, Series C-D, Series E and Series F Preferred Stock, all voting together as a single class.

               (ii) In the case of any vacancy in the office of a director occurring among the directors elected by the Series F Preferred Class or Preferred Class pursuant to Paragraph 4(b)(i) above, the holders of a majority of the shares of that class may elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Except as otherwise may be provided by Section 303 and 304 of the California Corporations Code, any director who shall have been elected by the Series F Preferred Class or Preferred Class or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the outstanding shares of the Series F Preferred Class or Preferred Class, as the case may be.

     5. Protective Provisions.

          (a) Preferred Stock. In addition to any other class vote that may be required by law, so long as at least 200,000 shares of Series A, Series B, Series C-D, Series E and/or Series F Preferred Stock shall be outstanding in the aggregate (as adjusted for any stock dividends, combinations, splits or recapitalizations with respect to such shares), the corporation shall not without first obtaining the approval of the holders of more than fifty percent (50%) of all such outstanding Preferred Stock (plus any outstanding Preferred Stock which may from time to time come into existence and which is given the right to vote under this Paragraph 5(a)):

               (i) Increase or decrease the authorized number of shares of Preferred Stock or any series thereof, other than an increase as provided in either subdivision (b) of Section 405 or subdivision (c) of Section 902 of the California General Corporation Law;

               (ii) Effect an exchange, reclassification or cancellation of shares of any class or series of stock of the corporation;

               (iii) Alter or change the rights, preferences, restrictions or privileges of any series of Preferred Stock in a material or adverse manner;

               (iv) Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock otherwise than by conversion in accordance with Paragraph 3 above;

               (v) Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Common Stock, provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the corporation or any subsidiary pursuant to agreements under which the corporation has the option to repurchase such shares at cost or at cost plus interest upon the occurrence of certain events, such as the termination of employment;

               (vi) Authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior or equal to any series of Preferred Stock as to dividend rights or redemption rights or liquidation preferences;

               (vii) Effect any sale, lease, assignment, transfer, license or other conveyance of all or substantially all of the assets of the corporation;

               (viii) Effect any consolidation or merger involving the corporation, or any reclassification or other change of any stock, or any recapitalization of the corporation, whether in one transaction or a series of related transactions, in which the corporation's shareholders immediately prior thereto own less than a majority of the outstanding shares of voting securities of the corporation immediately thereafter;

               (ix) Do any act or thing which would result in taxation of the holders of Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended;

               (x) Amend, restate or otherwise modify the corporation's articles of incorporation or bylaws;

               (xi) Pledge the corporation's assets as collateral in any transaction except in connection with equipment or similar purchase money financing.

               (xii) Pay any dividends or make other distributions on shares of the corporation's capital stock;

               (xiii) Increase the size of the corporation's board of directors; or

               (xiv) Voluntarily liquidate, wind-up or dissolve the corporation; or

               (xv) Issue any equity securities or options, warrants, convertible securities or other rights to acquire equity securities other than those securities approved by (A) at least six (6) members of the board of directors; or (B) those securities described in Paragraph 3(f)(i)(D).

          (b) Series E Preferred Stock. So long as any Series E Preferred Stock shall be outstanding, the corporation shall not without first obtaining the approval of the holders of at least two-thirds (2/3) of the outstanding Series E Preferred Stock:

               (i) Alter or change the rights, preferences, restrictions or privileges of the Series E Preferred Stock in any material or adverse manner; or

               (ii) Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share or shares of Series E Preferred Stock otherwise than by conversion in accordance with Paragraph 3 above.

          (c) Series F Preferred Stock. So long as any Series F Preferred Stock shall be outstanding, the corporation shall not without first obtaining the approval of the holders of at least seventy percent (70%) of the outstanding Series F Preferred Stock:

               (i) Alter or change the rights, preferences, restrictions or privileges of the Series F Preferred Stock in any material or adverse manner, whether by an amendment to the articles of incorporation by means of a reorganization, reclassification, consolidation or merger;

               (ii) Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share or shares of Series F Preferred Stock otherwise than by conversion in accordance with Paragraph 3 above or a redemption in accordance with Paragraph 6 below;

               (iii) Authorize or issue, or obligate itself to issue any shares of Series F Preferred Stock;

               (iv) Authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior or equal to the Series F Preferred Stock as to dividend rights or redemption rights or liquidation preferences; or

               (v) Incur any indebtedness in excess of $5 million, except in connection with equipment or similar purchase money financing secured solely by equipment and/or accounts receivables.

          (d) Residual Rights. Subject to the rights of any series of Preferred Stock which may from time to time come into existence, except as provided otherwise by applicable law, all rights accruing to the outstanding shares of the corporation not expressly provided for to the contrary herein shall be vested with the Common Stock.

     6. Redemption Right.

          (a) Preferential Redemption. The corporation may not redeem, purchase or otherwise acquire for value (a "Redemption"), in one or more transactions, outstanding shares of Series A, Series B, Series C-D, Series E or Series F Preferred Stock unless such a Redemption is pursuant to the terms of this Paragraph 6.

               (i) First, the corporation must redeem in cash all outstanding shares of Series F Preferred Stock at a redemption price per share equal to the sum of (A) the liquidation preference as stated in Paragraph 2(a)(i) payable with respect to such share, plus (B) the liquidation preference for such series as stated in Paragraph 2(a)(ii) payable with respect to such share plus (C) the participation amount for such series as stated in Paragraph 2(b) payable with respect to such share (assuming conversion of all such Series C-D, Series E and Series F Preferred Stock), until the holders of Series F Preferred Stock shall have received in the aggregate the full amounts payable pursuant to this Paragraph 6(a)(i). Subject to the rights of any series of Preferred Stock which may from time to time come into existence, if the funds of the corporation available for a Redemption are insufficient to provide for the cash payment described in this Paragraph 6(a)(i) to the holders of Series F Preferred Stock, all such funds of the corporation as are available for a Redemption shall be paid to the holders of the Series F Preferred Stock on a pro rata basis in proportion to the aggregate amounts payable pursuant to this Paragraph 6(a)(i) of such shares held by each such holder and no shares of Series A, Series B, Series C-D or Series E Preferred Stock shall be redeemed until all of the holders of Series F Preferred Stock shall have received in the aggregate the full amounts payable upon redemption pursuant to this Paragraph 6(a)(i). For the avoidance of doubt, a share of Series F Preferred Stock shall not be deemed to have been redeemed until all amounts payable pursuant to this Paragraph 6(a)(i) have been actually paid in full.

               (ii) Next, any remaining funds available for a Redemption shall be used to redeem in cash outstanding shares of Series A, Series B, Series C-D and Series E pro rata based on the number of shares of each series relative to the shares of all Series A, Series B, Series C-D and Series E Preferred Stock, at a redemption price per share equal to the sum of (A) the liquidation preference for such series as stated in Paragraph 2(a)(ii) payable with respect to such share plus (B) the amounts payable with respect to such series as stated in Paragraph 2(b) with respect to such share (assuming conversion of all such Series C-D, Series E and Series F Preferred Stock). If the funds of the corporation available for a Redemption are insufficient to provide for the cash payment described in this Paragraph 6(a)(ii) to the holders of Series A,

Series B, Series C-D and Series E Preferred Stock, after the payment to the holders of the Series F Preferred Stock of the amounts so payable to them pursuant to Paragraph 6(a)(i) above and subject to the rights of any series of Preferred Stock which may from time to time come into existence, all such remaining funds of the corporation as are available for a Redemption shall be paid to the holders of such Series A, Series B, Series C-D and Series E Preferred Stock on a pro rata basis in proportion to the aggregate amounts payable pursuant to this Paragraph 6(a)(ii) of such shares held by each such holder. For the avoidance of doubt, a share of Series A, Series B, Series C-D or Series E Preferred Stock, as the case may be, shall not be deemed to have been redeemed until all amounts payable pursuant to this Paragraph 6(a)(ii) have been actually paid in full.

          (b) Terms and Waivers. All other terms of any Redemption offer made to all holders of Series A, Series B, Series C-D, Series E and Series F Preferred Stock (including, but not limited to, the time given to accept the offer), shall be the same for all holders. Notwithstanding the foregoing or anything to the contrary contained herein, the holders of (i) a majority of the outstanding shares of each of the Series A, Series B, Series C-D and Series E Preferred Stock may in writing waive, on behalf of all holders of Preferred Stock of such series, the right to be redeemed pursuant to this Paragraph 6 and (ii) seventy percent (70%) of the outstanding shares of Series F Preferred Stock may in writing waive, on behalf of all holders of Series F Preferred Stock, the right to be redeemed pursuant to this Paragraph 6 (and, for the avoidance of doubt, the restrictions set for the in Paragraph 5(c)(ii) shall not apply with respect to a Redemption pursuant to this Paragraph 6).

          (c) No Creation of Redemption Right. This Paragraph 6 is not intended to create a right of redemption on the part of the corporation or the holders of Preferred Stock, but is intended to provide treatment of the Series A, Series B, Series C-D, Series E and Series F Preferred Stock consistent with the liquidation preferences in the event the corporation and the holders of any particular series of Preferred Stock mutually agree upon a redemption, purchase or other acquisition of shares of any such series.

                                   ARTICLE V

     1. Limitation of Directors' Liability. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     2. Indemnification of Corporate Agents. This corporation is authorized to indemnify the directors, officers and other agents of the corporation to the fullest extent permissible under California law.

     3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect the (a) limitation of liability of directors of this corporation relating to acts or omissions occurring prior to such repeal or modification, or (b) indemnification of directors, officers and other agents of this corporation relating to acts or omissions occurring prior to such repeal or modification.

     C. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the board of directors of the corporation.

     D. The foregoing amendment and restatement of the Seventh Amended and Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California corporations Code. The total number of outstanding shares of the corporation is 34,941 shares of Common Stock and 5,462,730 shares of Preferred Stock. The outstanding shares of Preferred Stock consists of 718 shares of Series A Preferred Stock, 148 shares of Series B Preferred Stock, 3,957 shares of Series C-1 Preferred Stock, 14,427 shares of Series C-2 Preferred Stock, 5,767 shares of Series D Preferred Stock, 20,615 shares of Series E Preferred Stock, 5,417,098 shares of Series F Preferred Stock and no shares of Series C-D Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was (i) a majority of the outstanding shares of Common Stock, (ii) a majority of the outstanding shares of Series A, Series B, Series C-1, Series C-2, Series D, Series E and Series F Preferred Stock, with each series voting as a separate class, (iv) a majority of the outstanding shares of Series A, Series B, Series C-1, Series C-2, Series D, Series E, and Series F Preferred Stock, with all such series voting together as a single class, (v) a majority of the outstanding shares of the Common Stock and Preferred Stock voting together as a single class, (vi) two-thirds of the outstanding shares of the Series E Preferred Stock voting as a separate class, and (vii) two-thirds of the outstanding shares of the Series F Preferred Stock voting as a separate class.

     We further declare under penalty of perjury that the matters set forth in the foregoing Certificate are true and correct of our own knowledge.

     Executed at Irvine, California, this 31 day of August, 2004.


                                        /s/ William Worthen
                                        ----------------------------------------
                                        William Worthen, President


                                        /s/ Ethan D. Feffer
                                        ----------------------------------------
                                        Ethan Feffer, Secretary